Exhibit 99.1

America Service Group Inc. Announces Contract Renewal Update and Inclusion in Russell 2000 Index

     BRENTWOOD, Tenn.--(BUSINESS WIRE)--June 30, 2004--America Service Group Inc. (NASDAQ:ASGR):

     Highlights:

     -- Alameda County, California Board approves recommendation to proceed with contract negotiations with Company after completion of RFP process

     -- Company extends contract at request of City of Philadelphia Prison System to August 31, 2004, to allow for completion of RFP process

     --   Company included in Russell 2000(R) Index effective June 25

     America Service Group Inc. (NASDAQ: ASGR) announced today a contract renewal update and inclusion in the Russell 2000(R) Index.

     Contract Renewal Update

     America Service Group Inc. announced today that its operating subsidiary, Prison Health Services, Inc. (PHS), has been recommended for award of a new three-year contract to provide comprehensive healthcare services for detention and correction facilities in Alameda County, California. The recommendation for award was approved by the Alameda County Board and is contingent upon final contract negotiations. This recommendation was the result of a Request for Proposal (RFP) process by the County of Alameda due to the expiration of the current contract term. PHS is the current provider of these services to the County of Alameda. Annual revenues under the contract are expected to be approximately $16 million.
     Additionally, the Company announced today that, at the request of the City of Philadelphia Prison System, it has agreed to extend its current contract to provide comprehensive healthcare services to the detainees under the care of the system until August 31, 2004. The extension is on a cost-plus fixed fee basis and is to allow the City of Philadelphia to complete its ongoing RFP process, which was initially expected to be completed this month. Annual revenues under the current contract are approximately $45 million and revenues related to the two-month extension are expected to be approximately $7.5 million.

     Russell 2000(R) Index

     America Service Group Inc. has been included in the Russell 3000(R) Index upon its reconstitution June 25th. Membership in the Russell 3000 means automatic inclusion in either the large-cap Russell 1000(R) Index or small-cap Russell 2000(R) Index. The Company has been included in the Russell 2000(R) Index.
     Membership in Russell's 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. More than $360 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.
     Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000(R) Index, while the remaining 2,000 companies become the widely-used Russell 2000(R) Index.
     America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

     This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

     CONTACT: America Service Group Inc.
              Michael Catalano or Michael W. Taylor, 615-373-3100